Exhibit 99.1

Contact: Winston Hickman
(858) 505-3713

Press Release

REMEC Announces First Quarter FY 2005 Results

SAN DIEGO, CA — June 8, 2004 — REMEC, Inc. (NASDAQ: REMC), today announced financial results for its first quarter of fiscal year 2005, which ended April 30. Net sales for the three months ended April 30, 2004 increased 42.9%, to $116.2 million as compared to $81.3 million in the year earlier quarter. The Company reported a net loss of $7.1 million, or $(0.11) per diluted share for the first quarter of fiscal 2005 as compared to a net loss of $7.1 million, or $(0.12) per diluted share for the same period last year.

The increase in the Company’s sales was primarily attributable to increased unit sales of Wireless Systems’ products plus revenues from calendar year 2003 acquisitions in the Wireless Systems segment. Sales in the Company’s Defense and Space segment were also up. The increased sales were the driver in gross profit increasing by 12.0%, to $19.5 million in the first quarter of fiscal 2005 as compared to $17.4 million in the prior year period. Gross margin however decreased to 16.8% during the first quarter of fiscal 2005 as compared to 21.4% during the year earlier quarter. The decline in margin was attributable to a continuation of industry-wide pricing pressures in the Wireless Systems segment and transitional costs related to the Company’s relocation of its manufacturing operations primarily from Finland to China. Pricing pressures are expected to continue for the foreseeable future. Most manufacturing activities have closed in Finland but low-level activities will continue until the fall.

Commenting on the quarter, Bob Shaner, the Company’s interim CEO, stated, “We are encouraged with our top line performance which has been strengthened by the introduction of new products. Revenue from both our Wireless Systems and Defense and Space businesses continue to be strong. In addition, we are realizing the benefit from the restructuring and cost reduction actions that we have implemented. The pricing pressures we continue to experience in the wireless marketplace temper these positive developments. As previously stated, our focus is to move the business to solid profitability, and we believe the actions we are taking are moving us along that path.”

The Company’s selling, general and administrative expenses were up slightly from $14.1 million in the first quarter of fiscal 2004 to $14.2 million in the first quarter of fiscal 2005, however, as a percentage of net sales, decreased to 12.2% as compared to 17.4% in the prior year quarter. Higher SG&A related to higher business activity offset the effect of a non-recurring integration cost related to the Company’s

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Spectrian acquisition experienced last year. Research and Development expense was lower by $0.3 million to $12.2 million in the first quarter of fiscal 2005 versus the same period a year ago, primarily due to reduced spending on the FWA product line that we have now sold, and refocusing our spending on growth areas. Overall, operating expenses decreased from $26.6 million in the first quarter of last year to $26.4 million in the first quarter of this year, and as a percent of sales, total operating expenses declined from 32.7% to 22.7%.

The Company incurred other expenses in the first quarter of 2005 of $0.2 million versus other income of $2.0 million last year. Last year the Company realized a gain on the sale of a facility in the United Kingdom, and experienced lower foreign currency gains this year.

Cash and cash equivalents and short-term investments at the end of April 2004 totaled $35 million. Balance sheet changes reflect our higher business activity as accounts receivable increased by $9 million to $78 million. Inventory decreased from $79 million at the end of the fourth quarter of fiscal 2004 to $75 million due to consolidation efforts.

For more information

Management will be holding a conference call to discuss quarterly earnings on June 8th, at 2:00 p.m. Pacific Daylight Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 967-7135, confirmation code 444862. From outside the U.S., please call (719) 457-2626, confirmation code 444862, ten minutes prior to the scheduled time of the call. The Company will also provide a simultaneous webcast of the call. Log onto the Company’s website at www.remec.com. Then, click on “Live Webcast-Q1 Earnings Call.” To listen to the rebroadcast, which will play for seven days, call (888) 203-1112 domestically or (719) 457-0820 internationally, with the confirmation code 444862.

About REMEC

REMEC designs and manufactures microwave and millimeter wave subsystems used in the transmission of voice, video and data traffic over wireless communications networks and provides advanced microwave subsystem solutions for defense and space electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at http://www.remec.com or call (858) 505-3713.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	April 30, 2004	Audited January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$20,712	$45,550
Short-term investments	13,805	10,296
Accounts receivable, net	77,709	68,344
Notes and other receivables	7,560	7,723
Inventories, net	74,904	79,496
Other current assets	6,866	3,902

Total current assets	201,556	215,311
Property, plant and equipment, net	75,191	79,961
Restricted cash	571	569
Goodwill	65,512	65,512
Intangible assets, net	3,083	3,257
Other assets	2,135	2,590

Total assets	$348,048	$367,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,969	$60,551
Accrued expenses and other current liabilities	47,558	50,068

Total current liabilities	96,527	110,619
Deferred income taxes and other long-term liabilities	4,379	3,999
Shareholders’ equity	247,142	252,582

Total liabilities and shareholders’ equity	$348,048	$367,200

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REMEC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three months ended
	April 30, 2004	May 2, 2003
Net sales	$116,223	$81,349
Cost of sales	96,708	63,926

Gross profit	19,515	17,423
Operating expenses:
Selling, general and administrative	14,226	14,138
Research and development	12,156	12,452

Total operating expenses	26,382	26,590

Loss from operations	(6,867)	(9,167)

Other income (expense):
Gain on sale of facility	—	945
Interest income and other, net	(220)	1,008

Loss before credit for income taxes	(7,087)	(7,214)
Provision (credit) for income taxes	12	(103)

Net loss	$(7,099)	$(7,111)

Net loss per common share:
Basic and diluted	$(0.11)	$(0.12)

Shares used in computing net loss per common share:
Basic and diluted	61,802	57,440

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